GUARANTY AGREEMENT

This Guaranty Agreement (the “Guaranty”) is made by Aspirity Holdings LLC, a Minnesota limited liability company (“Guarantor”), in favor of Exelon Generation Company, LLC (“Counterparty”), a Pennsylvania limited liability company.

WHEREAS, Aspirity Energy, LLC, a Minnesota limited liability company (“Guaranteed Party”), and Counterparty are parties to that certain ISDA 2002 Master Agreement, dated as of even date herewith, and all schedules, annexes, confirmations and other agreements incorporated therein, including the Schedule, Credit Support Annex, Base Confirmation, Power Annex and Gas Annex, dated as of even date herewith (the “Base Confirmation”) (collectively, the “Agreement”);

WHEREAS, Guarantor is affiliated with Guaranteed Party, and will receive direct or indirect benefits from the extensions of credit contemplated by the Agreement and has agreed to enter into this Guaranty to provide assurance for the performance of Guaranteed Party payment obligations in connection with the Agreement and to induce the Counterparty to enter into the Agreement; and

WHEREAS, the execution and delivery of this Guaranty is a condition to Counterparty’s further performance of its obligations under the terms of the Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees as follows:

1. Guaranty. Subject to the provisions of this Guaranty, Guarantor hereby unconditionally and absolutely guarantees the punctual payment when-due of Guaranteed Party payment obligations arising under the Agreement, as such Agreement may be amended or modified from time to time (collectively, the “Guaranteed Obligations”); provided, however, that the total liability of Guarantor hereunder, regardless of any amendment or modification to the Agreement, is limited to all amounts owed by Guaranteed Party to Counterparty under such Agreement. Guarantor’s obligations and liability under this Guaranty shall be limited to payment obligations only and Guarantor shall have no obligation to perform under the Agreement, including, without limitation, to sell, deliver, supply or transport gas, electricity or any other commodity.

2. Guaranty Absolute. The liability of Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

(a)	any lack of validity or enforceability of or defect or deficiency applicable to Guaranteed Party in the Agreement or any other documents executed in connection with the Agreement; or

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(b)	any modification, extension or waiver of any of the terms of the Agreement; or

(c)	any change in the time, manner, terms or place of payment of or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from the Agreement or any other agreement or instrument executed in connection therewith; or

(d)	except as to applicable statutes of limitation, failure, omission, delay, waiver or refusal by Counterparty to exercise, in whole or in part, any right or remedy held by Counterparty with respect to the Agreement or any transaction under the Agreement; or

(e)	any change in the existence, structure or ownership of Guarantor or Guaranteed Party, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Guaranteed Party or its assets.

The obligations of the Guarantor hereunder are several from Guaranteed Party or any other person, and are primary obligations concerning which the Guarantor is the principal obligor. There are no conditions precedent to the enforcement of this Guaranty, except as expressly contained herein. It shall not be necessary for Counterparty, in order to enforce payment by Guarantor under this Guaranty, to show any proof of Guaranteed Party’s default, to exhaust its remedies against Guaranteed Party, any other guarantor, or any other person liable for the payment or performance of the Guaranteed Obligations.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations are annulled, set aside, invalidated, declared to be fraudulent or preferential, rescinded or must otherwise be returned, refunded or repaid by Counterparty upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Guaranteed Party or any other guarantor, or upon or as a result of the appointment of a receiver or conservator of, or trustee for Guaranteed Party or any other guarantor or any substantial part of its property or otherwise, all as though such payment or payments had not been made.

3. Waiver. This is a guaranty of payment and not of collection. Guarantor hereby waives:

(a)	notice of acceptance of this Guaranty, of the creation or existence of any of the Guaranteed Obligations and of any action by Counterparty in reliance hereon or in connection herewith;

(b)	notice of the entry into the Agreement between Guaranteed Party and Counterparty and of any amendments, supplements or modifications thereto; or any waiver of consent under the Agreement, including waivers of the payment and performance of the obligations thereunder;

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(c)	notice of any increase, reduction or rearrangement of Guaranteed Party’s obligations under the Agreement or any extension of time for the payment of any sums due and payable to the Counterparty under the Agreement;

(d)	except as expressly set forth herein, presentment, demand for payment, notice of dishonor or nonpayment, protest and notice of protest or any other notice with respect to the Guaranteed Obligations; and

(e)	any requirement that suit be brought against, or any other action by Counterparty be taken against, or any notice of default or other notice be given to, or any demand be made on Guaranteed Party or any other person, or that any other action be taken or not taken as a condition to Guarantor’s liability for the Guaranteed Obligations under this Guaranty or as a condition to the enforcement of this Guaranty against Guarantor.

4. Expenses. Subject to the limit on Guarantor’s liability hereunder set forth in Section 1, Guarantor agrees to pay on demand any and all out-of-pocket costs including reasonable legal fees and expenses, and other expenses incurred by Counterparty in enforcing Guarantor’s payment obligations under this Guaranty; provided that the Guarantor shall not be liable for any expenses of Counterparty if it is not successful in such enforcement action.

5. Subrogation. Guarantor shall be subrogated to all rights of Counterparty against Guaranteed Party in respect of any amounts paid by Guarantor pursuant to the Guaranty, provided that Guarantor waives any rights it may acquire by way of subrogation under this Guaranty, by any payment made hereunder or otherwise (including, without limitation, any statutory rights of subrogation under Section 509 of the Bankruptcy Code, 11 U.S.C. § 509, or otherwise), reimbursement, exoneration, contribution, indemnification, or any right to participate in any claim or remedy of Counterparty against any collateral which Counterparty now has or acquires, until all of the Guaranteed Obligations shall have been irrevocably paid to Counterparty in full. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all the Guaranteed Obligations in default shall not have been paid in full, such amount shall be held in trust for the benefit of Counterparty and shall forthwith be paid to Counterparty to be applied to the Guaranteed Obligations. If (a) the Guarantor shall perform and shall make payment to Counterparty of all or any part of the Guaranteed Obligations and (b) all the Guaranteed Obligations shall have been paid in full, Counterparty shall, at the Guarantor’s request, execute and deliver to the Guarantor appropriate documents necessary to evidence the transfer by subrogation to the Guarantor of any interest in the Guaranteed Obligations resulting from such payment by Guarantor.

6. Reservation of Defenses. Guarantor agrees that except as expressly set forth herein, it will remain bound upon this Guaranty notwithstanding any defenses which, pursuant to the laws of suretyship, would otherwise relieve a guarantor of its obligations under a Guaranty. Notwithstanding anything to the contrary herein, Guarantor does reserve the right to assert defenses which Guaranteed Party may have to payment of any Guaranteed Obligation other than defenses arising from the bankruptcy or insolvency of Guaranteed Party and other defenses expressly waived hereby.

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7. Notices. All demands, notices and other communications provided for hereunder shall, unless otherwise specifically provided herein, (a) be in writing addressed to the party receiving the notice at the address set forth below or at such other address as may be designated by written notice, from time to time, to the other party, and (b) be effective upon receipt, when mailed by U.S. mail, registered or certified, return receipt requested, postage prepaid, facsimile or personally delivered. Notices shall be sent to the following addresses:

If to Counterparty:

Exelon Generation Company, LLC

100 Constellation Way, Suite 600C

Baltimore, MD 21202

Attn: Credit Department

Phone: 410-470-6000

Fax: 410-468-3828

If to Guarantor:

Aspirity Holdings LLC

701 Xenia Avenue South, Suite 475

Minneapolis, MN 55416

Attn: Chief Operating Officer

Phone: 763-432-1500

Fax: 763-432-1515

8. Demand and Payment. Any demand by Counterparty for payment hereunder shall be in writing, signed by a duly authorized representative of Counterparty and delivered to the Guarantor pursuant to Section 7 hereof, and shall (a) reference this Guaranty, (b) specifically identify Guaranteed Party, the nature of the default, the Guaranteed Obligations to be paid and the amount of such Guaranteed Obligations and (c) set forth payment instructions, including bank name, routing number and bank account number. There are no other requirements of notice, presentment or demand. Guarantor shall pay, or cause to be paid, such Guaranteed Obligations within ten (10) business days of receipt of such demand.

9. No Waiver; Remedies. Except as to applicable statutes of limitation, no failure on the part of Counterparty to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

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10. Term: Termination. This Guaranty may be terminated at any time by the Guarantor by providing at least thirty (30) days’ prior written notice to Counterparty; provided, however, Guarantor agrees that the obligations and liabilities hereunder shall continue in full force and effect with respect to any Guaranteed Obligations under the Agreement entered into on or prior to the date of such termination.

11. Assignment: Successors and Assigns. Counterparty may, upon notice to Guarantor, assign its rights hereunder without the consent of Guarantor. Guarantor may assign its rights hereunder with the prior written consent of Counterparty, which consent shall not be unreasonably withheld. Subject to the foregoing, this Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, and legal representatives.

12. Amendments, Etc. A written amendment executed by the Guarantor only may (a) increase the guaranty limit specified in Section I and/or (b) extend the termination date of this Guaranty. No other amendment of this Guaranty shall be effective unless in writing and signed by Guarantor and Counterparty. No waiver of any provision of this Guaranty nor consent to any departure by Guarantor therefrom shall in any event be effective unless such waiver shall be in writing and signed by Counterparty. Any such waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

13. Captions. The captions in this Guaranty have been inserted for convenience only and shall be given no substantive meaning or significance whatsoever in construing the terms and provisions of this Guaranty.

14. Representation and Warranties.

The Guarantor represents and warrants as follows:

(a)	The Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power to execute, deliver and perform this Guaranty.

(b)	The execution, delivery and performance of this Guaranty have been and remain duly authorized by all necessary corporate action and do not contravene the Guarantor’s constitutional documents or any contractual restriction binding on the Guarantor or its assets.

(c)	This Guaranty constitutes the legal, valid and binding obligation of the Guarantor enforceable against Guarantor in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting Counterparty’s rights and to general equity principles.

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15. Limitation by Law. All rights, remedies and powers provided in this Guaranty may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Guaranty are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they will not render this Guaranty invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

16. Confidentiality. The Counterparty shall keep the existence and the terms of this Guaranty confidential. The Counterparty shall only disclose the existence of this Guaranty to those officers, directors and employees and agents who have a need to know and who agree to keep the existence and terms of this Guaranty confidential. The Counterparty shall be responsible for any breach of this confidentiality provision by its officers, directors and employees and agents.

17. GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND APPLICABLE FEDERAL LAW.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

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IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be duly executed and delivered by its duly authorized officer effective as of this 30th day of March, 2016.

Guarantor: ASPIRITY HOLDINGS LLC

By:	/s/ Wiley H Sharp III

Name:	Wiley H. Sharp III

Title:	CFO